Exhibit 5

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

August 24, 2009

Given Imaging Ltd.
2 Ha’Carmel Street
Yoqneam 20692
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Given Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, relating to the registration of 1,000,000 of the Company’s ordinary shares, par value NIS 0.05 per share, issuable upon exercise of Awards (as such term is defined in the Company’s 2009 Equity Incentive Plan (the “Plan”)) that may from time to time after the date hereof be granted by the Company under the Plan.

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Articles of Association currently in effect, (ii) the Plan; and (iii) resolutions of the Company’s Compensation and Nominating Committee, Board of Directors and shareholders.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles.  As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.  We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel as currently in effect.

On the basis of the foregoing, we are of the opinion that the 1,000,000  ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan and the Awards, will be validly issued, fully paid and non-assessable under Israeli law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.